Exhibit 16.1

JLKZ CPA LLP

39-01 Main St Ste 501

Flushing, NY 11354

November 30, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

RE: Kun Peng International Ltd.

Ladies and Gentlemen:

We have read Item 4.01 included in the Form 8-K of Kun Peng International Ltd. dated November 29, 2021 to be filed with the Securities and Exchange Commission. We agree with the statements contained in the paragraphs concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Kun Peng International Ltd. contained therein.

/s/ JLKZ CPA LLP
JLKZ CPA LLP